SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 6, 2002


                     QWEST COMMUNICATIONS INTERNATIONAL INC.
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)



      000-22609                                            84-1339282
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(Commission File Number)                       (IRS Employer Identification No.)



     1801 California Street       Denver, Colorado          80202
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(Address of principal executive offices)                  (Zip Code)



        Registrant's telephone number, including area code: 303-992-1400


                                 Not applicable
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          (Former name or former address, if changed since last report)
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ITEM 5.  Other Events.

On February 6, 2002, Qwest Communications International Inc. ("Qwest") announced it had entered into a wholesale services agreement with BellSouth Corporation ("BellSouth"). Under the terms of the wholesale services agreement, BellSouth will purchase $350 million in services and products from Qwest over four years on a take-or-pay basis. A copy of the press release announcing the same is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Qwest and BellSouth formed a strategic relationship in 1999. As part of the relationship, BellSouth purchased 74 million shares of Qwest stock for $3.5 billion. BellSouth currently owns approximately 45.5 million shares of Qwest stock. BellSouth may now sell up to 9.25 million shares in a calendar month, but not more than 18.5 million shares in a calendar quarter under remaining contractual limitations.

Qwest has approximately 1.67 billion shares outstanding. The average daily trading volume of Qwest is about 11 million shares per day over the last three months.

Concurrently with entering into the wholesale services agreement, Qwest and BellSouth terminated a previous agreement under which BellSouth was to purchase $250 million in Qwest products and services in exchange for Qwest stock. In consideration of terminating the earlier contract, Qwest is giving BellSouth a credit of $71 million toward payment for its products and services under the new $350 million wholesale services agreement.

Forward Looking Statements Warning

This Current Report on Form 8-K contains projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; the duration and extent of the current economic downturn, including its effect on our customers and suppliers; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; rapid and significant changes in technology and markets; adverse changes in the regulatory or legislative environment affecting our business; delays in our ability to provide interLATA services within our 14-state local service area; failure to maintain rights-of-way; and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company. The information contained in this Current Report on Form 8-K is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. This Current Report on Form 8-K includes analysts' estimates and other information prepared by third parties for which Qwest

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assumes no responsibility.  Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this Current Report on Form 8-K, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits


         Exhibit 99.1   Press Release dated February 6, 2002.



                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         QWEST COMMUNICATIONS INTERNATIONAL INC.



DATE:    February 6, 2002                By: /s/ Yash A. Rana
                                             ----------------------------
                                             Yash A. Rana
                                             Vice President



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                                  EXHIBIT INDEX



Exhibit 99.1   Press Release dated February 6, 2002



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